EXHIBIT 4.2

SHARE PURCHASE AGREEMENT

dated August 29, 2007

by and among

TB Silicon Ltd.

Benchmark Europe III, L.P.

(as nominee for Benchmark Europe III, L.P.,

Benchmark Europe Founders’ Fund III L.P. and related individuals,

acting by its manager Balderton Capital Management (UK) LLP)

and

Asia Silicon Technology Holdings Inc.

and

Happy Genius Holdings Limited

ARTICLE IV COVENANTS OF THE COMPANY AND GENIUS		15
4.01	Use of Proceeds	15
4.02	Non-competition from Key Management	15
4.03	Qualified IPO	15

ARTICLE V COVENANTS OF THE INVESTORS		15
5.01	Non-competition	15

ARTICLE VI CONDITIONS TO OBLIGATIONS OF THE INVESTORS		16
6.01	Representations and Warranties	16
6.02	Execution of other Transaction Documents	16
6.03	Performance of Obligations	16
6.04	Approvals and Consents	16
6.05	Compliance Certificate	17
6.06	Legal Opinions	17

ARTICLE VII CONDITIONS TO OBLIGATIONS OF THE COMPANY		17
7.01	Representations and Warranties	17
7.02	Execution of other Transaction Documents	17

ARTICLE VIII SURVIVAL; NO OTHER REPRESENTATIONS		17
8.01	Survival of Representations and Warranties	17
8.02	No Other Representations	18
8.03	Indemnification	18
8.04	No Personal Liability	18
8.05	No Consequential Damages	18
8.06	Limitation of Liability	18

ARTICLE IX TERMINATION		18
9.01	TERMINATION	18

ARTICLE X DEFINITIONS		19
10.01	Definitions	19

ARTICLE XI MISCELLANEOUS		24
11.01	Notices	24
11.02	Entire Agreement	26
11.03	Expenses	26
11.04	Confidentiality	26
11.05	Public Announcements	27
11.06	Waiver	27
11.07	Amendment	27
11.08	Delays or Omissions	27
11.09	No Third Party Beneficiary	27
11.10	No Assignment; Binding Effect	28
11.11	Further Assurances	28
11.12	Finder’s Fee	28
11.13	Headings	28

11.14	Governing Law; Arbitration	28
11.15	Severability	29
11.16	Counterparts	29
11.17	Investors’ Rights	29

Exhibit A-l:	Schedule of Investors
Exhibit A-2:	Schedule of Shareholders - Post-Closing
Exhibit B:	Form of Restated Articles
Exhibit C:	Form of Management Rights Letter
Exhibit D:	Disclosure Schedule
Exhibit E:	List of Excluded Competitors of the Group Companies

This SHARE PURCHASE AGREEMENT (this “Agreement”) dated on August 29, 2007 is made and entered into by and among:

(1) Asia Silicon Technology Holdings Inc. (the “Company”), a company incorporated and existing under the laws of Cayman Islands and having its registered office at Offshore Incorporations (Cayman) Limited, Scotia Centre, 4th Floor, P.O. Box 2804, George Town, Grand Cayman KY1-1112, Cayman Islands,

(2) Happy Genius Holdings Limited (“Genius”), a company incorporated and existing under the laws of the British Virgin Islands and having its registered office at P.O. Box 957, Offshore Incorporations Centre, Road Town, Tortola, British Virgin Islands,

(3) TB Silicon Ltd. (“TB”), a company incorporated and existing under the laws of the British Virgin Islands and having its registered office at Palm Grove House, P.O. Box 438, Road Town, Tortola, British Virgin Islands, and

(4) Benchmark Europe III, L.P. (as nominee for Benchmark Europe III, L.P,, Benchmark Europe Founders’ Fund III L.P, and related individuals, acting by its manager Balderton Capital Management.(UK) LLP) (“Balderton”, and collectively referred to with TB as the “Investors” and each individually, an “Investor”), having its registered office at 20 Balderton Street, London W1K6TL.

Capitalized terms shall have the meanings set forth in Section 9.01.

WHEREAS, Genius is the legal and beneficiary owner of 76.9409% of the issued share capital of the Company; the Company is the legal and beneficial owner of the entire issued share capital of Asia Silicon Technology Holdings Ltd. (“AST HK”); and AST HK is the legal and beneficial owner of 64% of the equity interest in Jiangsu Zhongneng Photovoltaic Industry Development Co, Ltd (“JZPID”); the Company, AST HK and JZPID are collectively referred to as the “Group Companies” and each, a “Group Company”;

WHEREAS, Genius agrees to sell to TB and TB agrees to purchase from Genius a total of 4,167 ordinary shares of the Company, par value US$0.01 per share (the “Ordinary Shares”), and Genius agrees to sell to Balderton and Balderton agrees to purchase from Genius a total of 12,500 Ordinary Shares;

WHEREAS, the Company agrees to re-designate all the Ordinary Shares to be purchased by the Investors into Series A Convertible Preferred Shares of the Company, par value US$0.01 per share (“Series A Shares”);

WHEREAS, Genius, the Company and the Investors agree to enter into this Agreement to govern Genius’s sale and the Investors’ purchase of the Ordinary Shares and the subsequent re-designation of the Ordinary Shares into Series A Shares.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

SALE AND RE-DESIGNATION OF SHARES AND CLOSINGS

1.01 Sale and Purchase of Ordinary Shares. Subject to the terms and conditions hereof, Genius hereby agrees to sell to each Investor, and each Investor hereby agrees to purchase from Genius, on the Closing Date (as defined below), up to that number of Ordinary Shares set forth opposite its name on Exhibit A-1 for the purchase price set forth thereon (the “Purchase Price”). The Ordinary Shares to be purchased pursuant to this Agreement will be collectively hereinafter referred to as the “Purchased Shares”, The Purchase Price shall be paid by wire transfer of funds to a designated account of Genius, provided that wire transfer instructions are delivered to the Investors at least two (2) Business Days prior to the Closing Date.

1.02 Re-Designation and Issuance of Series A Shares.

(a) Authorization. As at the Closing (as defined below), the Company will have authorized the issuance, pursuant to the terms and conditions of this Agreement, of up to 50,000 Series A Shares having the rights, preferences, privileges and restrictions as set forth in the First Amended and Restated Memorandum and Articles of Association of the Company attached hereto as Exhibit B (the “Restated Articles”) for the purpose of re-designation of the Purchased Shares into Series A Shares.

(b) Simultaneously with the sale and purchase of the Purchased Shares, the Company shall re-designate the Purchased Shares into the same number of Series A Shares as the Purchased Shares, with an issue price of Series A Shares per share (“Series A Issue Price”) equal to the per share purchase price of the Purchased Shares, and the Purchased Shares shall be cancelled by the Company at the time of such re-designation.

1.03 Closing. (a) Closing. Subject to the fulfillment of the conditions set forth in Section 6 (or the waiver thereof by the Investors), the closing of the sale and purchase of the Purchased Shares and the re-designation of such Purchased Shares into the Series A Shares as contemplated hereunder (the “Closing”) will take place remotely via the exchange of documents and signatures on a date that is within five (5) days after the fulfillment of the conditions set forth in Section 6, or at such other time and place as the parties hereto may agree (the “Closing Date”). The post-money valuation of the Company for the Closing shall be One Billion Two Hundred Million U.S. dollars (US$1,200,000,000), and immediately following the Closing, TB will hold an additional 0.4167% of the Company’s outstanding voting securities, and Balderton will hold 1.25% of the Company’s outstanding voting securities (each, the “Initial Investor Shareholding Percentage”), all calculated on an undiluted basis including all issued and outstanding Ordinary Shares and Series A Shares, and the Company will have shareholders with their names, number of shares owned and ownership percentages as set forth in the schedule of shareholders (the “Schedule of Shareholders – Post-Closing”) attached to this Agreement as Exhibit A-2.

(b) Closing Delivery. At the Closing, each Investor shall deliver its Purchase Price by wire transfer of immediately available funds to Genius, and the Company shall, forthwith (i) issue and deliver to each Investor; free and clear of any lien, mortgage or other encumbrance, a share certificate or share certificates registered in each Investor’s name or the name of its nominee as directed by such Investor, representing the Series A Shares (re-designated from the Purchased Shares) purchased by such Investor, (ii) enter each Investor’s names in the Company’s Register of Members and deliver to each Investor a certified copy of the Register of Members reflecting the ownership of the Series A Shares by such Investor (with a note setting forth that such Series A Shares were re-designated from Ordinary Shares) and evidencing such Investor’s Series A Shares as having been issued and credited as fully paid and (iii) deliver to each Investor a management rights letter (the “Management Rights Letter”) signed by a Director of the Company, a form of which is attached hereto as Exhibit C.

1.04 Performance Adjustment. Within two (2) months after the Company’s Auditors’ delivery of the Company’s audited consolidated financial statements for the fiscal year ending December 31, 2008, which financial statements shall include a calculation of the Audited Consolidated Net Profit of the Group Companies, the shareholding percentage of each Investor (with respect to TB, excluding the TB Ordinary Shares) (which initially is the Initial Investor Shareholding Percentage) shall be subject to a one-time upward adjustment in accordance with the following schedule and conditions:

(a) In the event that the Company’s Audited Consolidated Net Profit is equal to or higher than US$150,000,000 (the “2008 Profit Target”), or is lower than the 2008 Profit Target but equal to or higher than ninety-five percent (95%) of the 2008 Profit Target, no adjustment of the shareholding percentage of the Investors shall be made;

(b) In the event that the Company’s Audited Consolidated Net Profit is lower than ninety-five percent (95%) of the 2008 Profit Target, the shareholding percentage of each Investor (with respect to TB, excluding the TB Ordinary Shares) shall be automatically adjusted to the product of (i) the Initial Investor Shareholding Percentage of such Investor and (ii) the quotient of the 2008 Profit Target divided by the Audited Consolidated Net Profit; such adjusted shareholding percentage for each Investor is referred to as the “Adjusted Investor Shareholding Percentage”;

(c) The adjustment provided under this Section 1.04 shall survive the initial public offering of the Company’s securities, unless explicitly waived by the Investors in writing in their sole discretion; provided, however, if the adjustment under this Section 1.04 does not occur within 60 days after the Lockup Period after the initial public offering of the Company’s securities, but the valuation of the Company on the 60th day after such Lockup Period is at least US$4 billion (as calculated by the closing price of the Company’s publicly traded securities on such day), the Investors’ adjustment rights under this Section 1.04 shall be terminated;

(d) To effect the adjustment provided under this Section 1.04 for each Investor, Genius shall transfer a sufficient number of Ordinary Shares (and if the adjustment takes place prior to the initial public offering of the Company’s securities, the Company shall immediately re-designate any such Ordinary Shares into Series A Shares at no cost to the Investor) to each Investor at par value of the Ordinary Shares, as calculated in accordance with the formula below:

A = B × (C – D)

Whereas:

A = the number of Ordinary Shares to be transferred by Genius to such Investor;

B = the total number of Ordinary Shares and Series A Shares issued and outstanding, on a fully-diluted and as-converted basis, calculated immediately prior to the time of transfer;

C = the Adjusted Investor Shareholding Percentage of such Investor; and

D = the Initial Investor Shareholding Percentage of such Investor;

(e) To the extent that Genius does not have a sufficient number of Ordinary Shares to effect the adjustment under Section 1.04(d) above, the Company shall issue to each Investor:

(i) a certain number of Ordinary Shares (or Series A Shares, if the adjustment takes place prior to the initial public offering of the Company’s securities) equal to the difference between (X) the number of Ordinary Shares to be transferred from Genius to such Investor to effect such an adjustment and (Y) the number of Ordinary Shares available to be, and actually, transferred from Genius to such Investor; and

(ii) an additional number of Ordinary Shares (or Series A Shares, if the adjustment takes place prior to the initial public offering of the Company’s securities) so that each Investor’s post-adjustment shareholding percentage of the Company’s outstanding voting securities is not diluted by the Company’s issuance of Ordinary Shares (or Series A Shares, if the adjustment takes place prior to the initial public offering of the Company’s securities) pursuant to this Section 1.04(e);

(f) Notwithstanding anything contrary in the foregoing, the number of additional Ordinary Shares to be so transferred or issued to the Investors to effect the adjustment under this Section 1.04 shall be reduced so that the total Adjusted Investor Shareholding Percentage of the Investors (excluding the TB Ordinary Shares), would not exceed, in the aggregate, 10% of the total issued and outstanding Ordinary Shares of the Company, as calculated on a fully-diluted basis; provided that if as a result of the adjustment under this Sections 1.04, the total Adjusted Investor Shareholding Percentage of the Investors (excluding the TB Ordinary Shares) would exceed, in the aggregate, 10% of the total issued and outstanding Ordinary Snares of the Company, as calculated on a fully-diluted basis, each Investor shall have the option to first require the Company to redeem all its Series A Shares and all Ordinary Shares issued upon conversion of any Series A Shares owned by such Investor at an amount equal to 150% of the Purchase Price paid by such Investor under this Agreement, and if the Company does not have sufficient cash legally available to redeem all the Series A Shares owned by such Investor and all Ordinary Shares issued upon conversion of such Investor’s Series A Shares, Genius shall purchase; at such Investor’s discretion, all Series A Shares and all Ordinary Shares issued upon conversion of any Series A Shares owned by such Investor at an amount equal to 150% of the Purchase Price of such Investor.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND GENIUS

The Company and Genius hereby, jointly and severally, represents and warrants to the Investors that the statements contained in this Article II, except as expressly set forth in the disclosure schedule (the “Disclosure Schedule”) which is to be provided by the Company before the Closing and attached to this Agreement as Exhibit D, are true, correct and complete as at the date of this Agreement and the Closing Date unless specifically stated otherwise;

2.01 Organization, Standing and Qualification. Genius and each Group Company is duly organized, validly existing and in good standing (or equivalent status in the relevant jurisdiction) under, and by virtue of, the laws of the place of its incorporation or establishment and has all requisite power and authority to own its properties and assets and to carry on its business as now conducted and as proposed to be conducted, and to perform each of its obligations hereunder and under any agreement contemplated hereunder to which it is a party. Each Group Company is qualified to do business in each jurisdiction where failure to be so qualified would have a Material Adverse Effect.

2.02 Capitalization.

(a) Immediately prior to the Closing, the authorized share capital of the Company consists of the following:

(i) Ordinary Shares. A total of 100,000,000 authorized Ordinary Shares, of which 1,000,000 Ordinary Shares are issued and outstanding;

(ii) Series A Shares. A total of 50,000 authorized Series A Shares, none of which are issued and outstanding; and

(iii) Options, Warrants, Reserved Share. Except for (i) 50,000 Ordinary Shares (as adjusted for any Share dividends, combinations, splits, recapitalizations and including any such shares which are repurchased) reserved for issuance to employees pursuant to the Company’s employee option plan (the “Share Option Plan”) which in any event represents no more than 5% of the Company’s share capital on a fully diluted basis, (ii) the preemptive rights granted to TB in relation to TB Ordinary Shares, and (ii) as contemplated hereby, there are no options, warrants, conversion privileges, preemptive right, right of first refusal, or other rights or agreements with respect to the issuance thereof, presently outstanding to subscribe to any of the equity securities of the Company.

(b) AST HK. Immediately prior to the Closing, there is one (1) share of AST issued and outstanding. There are no options, warrants, conversion privileges or other rights, or agreements with respect to the issuance thereof, presently outstanding to subscribe to any of the shares of AST HK. No shares of ASTHK’s outstanding share capital or other shares issuable by AST HK are subject to any preemptive rights, rights of first refusal or other rights to subscribe to such shares (whether in favor of AST HK or any other Person). The Company owns 100% of the issued shares of AST HK.

(c) JZPID. Immediately prior to the Closing, JZPID’s registered capital is RMB320,000,000. As of the date hereof, ail of JZPID’s registered capital has been fully contributed. The shareholders and their relative percentage ownership of the registered capital of JZPID are as follows:

JZPID’s registered capital is not subject to any encumbrance. JZPID is not a party to or bound by any option, agreement or arrangement to allot or issue or sell or create any lien on any of its registered capital or any other security convertible into any registered capital or other security of JZPID.

2.03 Subsidiaries. Except for Genius’s 76.9409% ownership of the Company, the Company’s 100% ownership of AST HK and AST HK’s 64% ownership of JZPID, no Group Company presently owns or controls, directly or indirectly, any interest in any other corporation, partnership, trust, joint venture, association or other entity.

2.04 Due Authorization. All corporate actions on the part of Genius and the Group Companies and, as applicable, their respective officers, directors and shareholders necessary for the authorization, execution and delivery of, and the performance of all obligations of Genius and the Group Companies under this Agreement and the other Transaction Agreements have been taken or will be taken prior to the Closing. Each of the Transaction Agreements is a valid and binding obligation of Genius and the Company, enforceable in accordance with its terms, subject, as to enforcement of remedies, to applicable bankruptcy, insolvency, moratorium, reorganization and similar laws affecting creditors’ rights generally and to general equitable principles.

2.05 Financial Statements. The Company has delivered to the Investors unaudited consolidated financial statements of the Group Companies for as at and for the six month period ended June 30, 2007 prepared in accordance with US GAAP applied on a consistent basis (collectively, the “Financial Statements”). The Financial Statements in all material aspects (a) accord with the books and records of the respective Group Company, and (b) have been prepared in accordance with US GAAP applied on a consistent basis, except, as to the unaudited financial statements, for the omission of notes thereto and normal year-end audit adjustments. Specifically, but not by way of limitation, the respective balance sheets included in the Financial Statements disclose all of the respective Group Company’s debts, liabilities and obligations of any nature, whether due or to become due, on their respective dates (including absolute and accrued liabilities) to the extent such debts, liabilities and obligations are required to be disclosed in accordance with the US GAAP.

2.06 Valid Issuance of Purchased Shares and Series A Shares. (a) Immediately prior to the Closing, Genius has good and valid title to, and is the legal and beneficiary owner of, the Purchased Shares, free and clear of any mortgage, pledge, lien, encumbrance, claim, security interest or charge.

(b) The Purchased Shares when sold to the Investors at the Closing will be duly and validly authorized and issued, credited as fully paid and non-assessable.

(c) The Series A Shares, when re-designated from Ordinary Shares and delivered to the Investors in accordance with the terms of this Agreement at the Closing, will be duly and validly authorized and issued, credited as fully paid and assessable.

(d) The Ordinary Shares when issued upon conversion of the Series A Shares will be duly and validly authorized and issued, credited as fully paid and non-assessable.

(e) The outstanding capital shares of the Company are duly and validly authorized and issued, credited as fully paid and non-assessable, have been issued in accordance with all applicable laws, the Company’s Memorandum and Articles of Association and any relevant securities laws or pursuant to valid exemptions there from.

2.07 Compliance with Laws; Consents and Permits. None of the Group Companies is in violation of any applicable statute, rule, regulation, order or restriction of the Cayman Islands, Hong Kong or the PRC or any instrumentality or agency thereof in respect of the conduct of its business or the ownership of its properties in each case where failure to comply with any of the foregoing would have or would be reasonably likely to have a Material Adverse Effect. All consents, permits, approvals, orders, authorizations or registrations, qualifications, designations, declarations or filings by or with any governmental authority and any third party which are required to be obtained or made by each Group Company in connection with the consummation of the transactions contemplated hereunder have been obtained or made prior to and be effective as at the Closing, including without limitation, receipt of approvals, consents and permits from and fulfilling the reporting requirements with the State Administration of Foreign Exchange (“SAFE”) and any other governmental authority of the Cayman Islands, Hong Kong or the PRC in each case where failure to comply with any of the foregoing would have or would be reasonably likely to have a Material Adverse Effect. Each Group Company has all franchises, permits, licenses and any similar authority necessary for the conduct of its business as currently conducted and as proposed to be conducted, the absence of which would be reasonably likely to have a Material Adverse Effect. None of the Group Companies is in default under any of such franchises, permits, licenses or other similar authority which individually or in the aggregate would have or would be reasonably likely to have a Material adverse Effect.

2.08 Title to Assets and Properties. Each Group Company has good and marketable title to its Assets and Properties held free and clear of any mortgage, pledge, lien, encumbrance, security interest or charge of any kind with no exceptions that would interfere with the use made or to be made thereof by them where failure to comply with any of the foregoing would have or would be reasonably likely to have a Material Adverse Effect. With respect to the Assets and Properties it leases, each Group Company is in compliance with such leases and, to the best of its knowledge, such Group Company holds valid leasehold interests in such Assets and Properties free of any Liens, encumbrances, security interests or claims of any party other than the lessors of such Assets and Properties with no exceptions that would interfere with the use made or to be made thereof by them where failure to comply with any of the foregoing would have or would be reasonably likely to have a Material Adverse Effect.

2.09 Intellectual Property. (a) Except as disclosed in the Disclosure Schedule, to the Knowledge of Genius and the Company, each Group Company has sufficient title and ownership of or licenses to the Intellectual Property necessary for its business as now conducted or proposed to be conducted without any conflict with or infringement of the rights of others, except for such items as have yet to be conceived or developed or that are expected to be available for licensing on reasonable terms from third parties.

(b) To the Knowledge of Genius and the Company, there are no outstanding options, licenses or agreements of any kind relating to the Intellectual Property used by the Group Companies, nor is any of the Group Companies bound by or a party to any options, licenses or agreements of any kind with respect to any Intellectual Property rights of any other person or entity, except, in either case, for end-user, object code, internal-use software license and support/maintenance agreements, and non-disclosure agreements.

(c) To the Knowledge of Genius and the Company, each Group Company has taken all commercially reasonable security measures to protect the secrecy, confidentiality, and value of all the Intellectual Property required to conduct its business.

(d) To the Knowledge of Genius and the Company, none of the Group Companies has received any written communications alleging that any of the Group Companies has violated or, by conducting its business (including as proposed to be conducted by such Group Companies), would violate any of the Intellectual Property rights of any other person or entity.

(e) None of the Group Companies’ employees is obligated under any contract (including licenses, covenants or commitments of any nature) or other agreement, or subject to any judgment, decree or order of any court or administrative agency, that would interfere with the use of his or her best efforts to promote the interests of the Group Companies or that would conflict with the business of the Group Companies as proposed to be conducted.

(f) Neither the execution nor delivery of this Agreement and the Transaction Agreements, nor the carrying on of the Group Companies’ business by the employees of the Group Companies, nor the conduct of the Group Companies’ business as proposed, will conflict with or result in a breach of the terms, conditions or provisions of, or constitute a default under, any contract, covenant or instrument under which any of such employees is now obligated. The Group Companies do not and will not utilize any inventions of any of their employees (or people it currently intends to hire) made prior to or outside the scope of their relationship with the Group Companies. All of the Group Companies’ registered patents, copyrights, trademarks and service marks are in full force and effect and are not subject to any taxes, and the Group Companies are current on all the maintenance fees with respect thereto.

2.10 Material Contracts and Obligations. All material agreements, contracts, leases, licenses, instruments, commitments, indebtedness, liabilities and other obligations to which each Group Company is a party or by which it is bound and which (i) are material to the conduct and operations of its business and properties, (ii) involve any of the officers, consultants, directors, employees or shareholders of the Group Company (other than the employment contracts entered into with officers and employees of each Group Company); or (iii) obligate such Group Company to share, license or develop any product or technology (except licenses granted in the ordinary course of business), other than agreements entered into by or on behalf of JZPID in the ordinary course of business, are listed in the Disclosure Schedule and have been made available for inspection by each Investor and their counsel. For purposes of this Agreement, “material” shall mean (i) reasonably likely to result in consideration to any Group Company, or imposing liability or contingent liability on any Group Company, in excess of US$10,000,000 in the current fiscal year, (ii) containing exclusivity, non-competition, or similar clauses that impair, restrict or impose conditions on any Group Company’s right to offer or sell products or services in specified areas, during specified periods, or otherwise, or (iii) an agreement the termination of which would be reasonably likely to have a Material Adverse Effect.

2.11 Litigation. There is no Action pending (or, to the Knowledge of Genius and the Company, currently threatened) against any of the Group Companies, any Group Company’s activities, properties or assets or, to the Knowledge of Genius and the Company, against any officer, director or employee of any Group Company in connection with such officer’s, director’s or employee’s relationship with, or actions taken on behalf of the relevant Group Company, or otherwise may result, individually or in the aggregate, in any Material Adverse Effect on the business, properties, prospects, assets, financial condition, affairs of any ,Group Company. By way of example, but not by way of limitation, there are no Actions pending against any of the Group Companies or, to the Knowledge of Genius and the Company, threatened against any of the Group Companies, relating to the use by any employee of any Group Company of any information, technology or techniques allegedly proprietary to any of their former employers, clients or other parties. None of the Group Companies is a party to or subject to the provisions of any order, writ, injunction, judgment or decree of any court or government agency or instrumentality and there is no Action by any Group Company currently pending or which it intends to initiate.

2.12 Compliance with Other Instruments and Agreements. None of the Group Companies is in, nor shall the conduct of its business as currently or proposed to be conducted results in, violation, breach or default of any term of its constitutional documents (the “Constitutional Documents”), or any term or provision of any mortgage, indenture, contract, agreement or instrument to which the Group Company is a party or by which it may be bound, (the “Group Company Contracts”) or of any provision of any judgment, decree, order, statute, rule or regulation applicable to or binding upon the Group Company, and except with respect to the

Constitutional Documents, where the occurrence of such violation, breach or default would be reasonably likely to have a Material Adverse Effect. None of the activities, agreements, commitments or rights of any Group Company is ultra vires or unauthorized. The execution, delivery and performance of and compliance with the Transaction Agreements and the consummation of the transactions contemplated hereby and thereby will not result in any such violation, breach or default, or be in conflict with or constitute, with or without the passage of time or the giving of notice or both, either a default under any Group Company’s Constitutional Documents or any Group Company Contract, or a violation of any statute, law, regulation or order, or an event which results in the creation of any lien, charge or encumbrance upon any asset of any Group Company, and where the occurrence of such violation, breach of default would be reasonably likely to have a Material Adverse Effect.

2.13 Disclosure. Genius and the Company have provided the Investors with all the information that the Investors have reasonably requested in deciding whether to purchase the Purchased Shares. The documents delivered by the Company or Genius to the Investors in connection with the negotiation or execution of this Agreement do not contain any untrue statement of a material fact except any information that has been subsequently corrected or amended.

2.14 Registration Rights. Except as set forth in Section 2.14 of the Disclosure Schedule, neither the Company nor any other Group Company has granted or agreed to grant any person or entity any registration rights (including piggyback registration rights) with respect to, nor is the Company or any other Group Company obliged to list, any of the Company’s or any other Group Company’s shares, other than as contemplated under the Transaction Agreements or otherwise granted to any Investor. Except as contemplated under the Transaction Agreements, there are no voting or similar agreements that relate to the Company’s securities.

2.15 Securities Act Representations.(a) None of Genius, the Company, their respective Affiliates (as defined in Rule 501(b) of Regulation D under the Securities Act), and persons acting on its or their behalf, has made or will make any offers or sales of any security, or has solicited or will solicit offers to buy, or otherwise negotiated in respect of, any security, under circumstances that would required the registration of the Purchased Shares under the Securities Act.

(b) The Company and Genius reasonably believes that at the time of purchase, each of the Investors is either outside the United States, a QIB (as defined below) or an Accredited Investor (as defined below).

2.16 Material Liabilities. The Group Companies, taken as a whole, do not have any material liability or obligation, absolute or contingent (individually or in the aggregate), except (i) obligations and liabilities reflected in the Financial Statements, or (ii) obligations and liabilities disclosed in the Disclosure Schedule,

2.17 Changes in Condition. Except as specifically set forth in this Agreement or in the Disclosure Schedule and with respect to the Closing, since December 31, 2006, there has not been, other than those transactions and matters contemplated or implemented in accordance with the Transaction Agreements:

(a) any material adverse change in the assets, liabilities, financial condition or operating results of the Group Companies, taken as a whole, from that reflected in the most recent Financial Statements, if applicable, except changes in the ordinary course of business that have not been, in the aggregate, materially adverse to the Group Companies, taken as a whole;

(b) any material change in the contingent obligations of the Group Companies, taken as a whole, by way of guarantee, endorsement, indemnity, warranty or otherwise;

(c) any failure to conduct business in the ordinary course in any material respect;

(d) any transactions with any of Group Company, its officers, directors or employees, or any members of their immediate families, or any entity controlled by any of such individuals apart from the service or employment contracts entered into with such officers, directors or employees;

(e) any other event or condition of any character which had or could reasonably be expected to have a Material Adverse Effect; or

(f) any agreement or commitment by a Group Company to do any of the things described in this Section 2.17.

2.18 Tax Matters. There have been no examinations or audits of any tax returns or reports of any Group Company by any applicable governmental agency. Each Group Company has duly filed all tax returns required to have been filed by it and paid all taxes shown to be due on such returns except where failure to do so would not reasonably be expected to have a Material Adverse Effect. Further, each Group Company has duly withheld individual income taxes and adequately paid mandatory contributions to the statutory welfare or social security funds on behalf of all its employees in compliance with the applicable regulations in each respective jurisdiction such that there shall be no material default or underpayment in respect of individual income taxes and mandatory contributions to the statutory social security funds except where failure to do so would not reasonably be expected to have a Material Adverse Effect. Since incorporation, none of the Group Companies has incurred any taxes or similar assessments other than in the ordinary course of business.

2.19 Interested Party Transactions. Neither Genius, any other shareholder of the Company, any shareholder of JZPID, any officer or director of a Group Company, nor any Affiliate or Associate of any such Person has any agreement (except for employment contracts), understanding, proposed transaction with, or is indebted to, any Group Company, nor is any Group Company indebted (or committed to make loans or extend or guarantee credit) to any of such Persons (other than for accrued salaries, reimbursable expenses or other standard employee benefits). Neither Genius, any other shareholder of the Company, any shareholder of JZPID, nor any officer or director of a Group Company has any direct or indirect ownership interest in any firm or corporation with which a Group Company is affiliated or with which a Group Company has a business relationship, or any firm or corporation that competes with a Group Company. No Affiliate or Associate of Genius, any other shareholder of the Company, any shareholder of JZPID, any officer or director of a Group Company is directly or indirectly interested in any material contract with a Group Company. Neither Genius, any other shareholder of the Company, any shareholder of JZPID, any officer or director of a Group Company, nor any Affiliate or Associate of any such Person has had, either directly or indirectly, a material interest in: (i) any Person or entity which purchases from or sells, licenses or furnishes to a Group Company any goods, property, intellectual or other property rights or services; or (ii) any contract or agreement to which a Group Company is a party or by which it may be bound or affected. There is no agreement between Genius, any other shareholder of the Company, any shareholder of JZPID and any other shareholder of any Group Company with respect to the ownership or control of any Group Company.

2.20 Employment Matters. Each Group Company has complied in all material aspects with all applicable employment and labor laws. To the Knowledge of Genius and the Company, none of the Group Companies’ officers or key employees intends to terminate their employment with any Group Company, nor does any Group Company have a present intention to terminate the employment of any officer or key employee.

2.21 Financial Advisor Fees. There exists no agreement or understanding between any Group Company or any of its Affiliates and any investment bank or other financial advisor under which such Group Company may owe any brokerage, placement or other fees relating to the sale and transfer of any Purchased Shares or the re-designation of any Purchased Shares into Series A Shares.

2.22 Restructuring Agreements. Except as set forth in Section 2.22 of the Disclosure Schedule, none of the Company, AST HK or JZPID has entered into any contracts similar in substance to any Transaction Agreement with any party.

2.23 Regulation S. None of Genius, the Company and any of its Affiliates nor any Person acting on behalf of Genius, the Company or any of its Affiliates has engaged or will engage in “directed selling efforts” (as such term is defined in Rule 902 of Regulation S promulgated under the Securities Act (“Regulation S”)) with respect to the Purchased Shares. As of the Closing, the Company reasonably believes there is no “substantial U.S. market interest” (as such term is defined in Rule 902 of Regulation S) exists in the Purchased Shares or in any security of the Company which is of the same class as the Purchased Shares.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE INVESTORS

Each Investor, on behalf of itself and of any affiliates and related investors to whom it attributes any of the Purchased Shares or Series A Shares received by such Investor (each such affiliate or related investor, a “Nominating Investor”), hereby, severally and not jointly, represents and warrants to the Company as follows as at the date hereof and the Closing Date:

3.01 Organization, Standing and Qualification. Each Investor is duly organized, validly existing and in good standing (or equivalent status in the relevant jurisdiction) under, and by virtue of, the laws of the place of its incorporation or establishment and has all requisite power and authority to own its properties and assets and to carry on its business as now conducted and as proposed to be conducted, and to perform each of its obligations hereunder and under any agreement contemplated hereunder to which it is a party. Each Investor is qualified to do business in each jurisdiction where failure to be so qualified would have a Material Adverse Effect.

3.02 Authorization. Each Investor has all requisite power, authority and capacity to enter into this Agreement and to perform its obligations under this Agreement on behalf of itself and each Nominating Investor. This Agreement has been duly authorized, executed and delivered by each Investor. This Agreement when executed and delivered by each Investor, will constitute valid and legally binding obligations of such Investor and each Nominating Investor, subject, as to enforcement of remedies, to applicable bankruptcy, insolvency, moratorium, reorganization and similar laws affecting creditors’ rights generally and to general equitable principles,

3.03 Legal Proceedings. There are no Actions pending or, to the knowledge of any Investor, threatened seeking to restrain, enjoin or otherwise prohibit or make illegal the consummation of any of the transactions contemplated by this Agreement.

3.04 Investment Experience. Each Investor has the ability to bear the economic risk of its investment in the Purchased Shares, have adequate means of providing for its current and contingent needs, have no need for liquidity with respect to its investment in the Purchased Shares, and are able to sustain a complete loss of its investment in the Purchased Shares.

3.05 Disclosure of Information. Each Investor acknowledges and agrees that it has obtained all the information it requires in order to make an informed investment decision relating to the Purchased Shares; provided, however, the foregoing shall not limit the right of such Investor to rely on the representations and warranties set forth in Section 2 hereof.

3.06 Exempt from Registration; Restricted Securities. (a) Each Investor and Nominating Investor understands that the Purchased Shares and the Series A Shares will not, when issued, be registered under the Securities Act or registered or listed publicly pursuant to any other applicable securities laws and regulations, on the ground that the sale provided for in this Agreement is exempt from registration under the Securities Act or the registration or listing requirements of any other applicable securities laws and regulations, and that the reliance of Genius on such exemption is predicated in part on the Investors’ representations set forth in this Agreement. Each Investor and each Nominating Investor understands that the Purchased Shares and the Series A Shares are restricted securities within the meaning of Rule 144 under the Securities Act and that the Purchased Shares and the Series A Shares are not registered or listed publicly and must be held indefinitely unless they are subsequently registered or listed publicly or an exemption from such registration or listing is available.

(b) As long as they remain restricted securities, such Purchased Shares may not be deposited into any unrestricted depositary receipt facility with respect to the shares of the Company.

(c) Each Investor understands that no disclosure or offering document has been prepared in connection with this sale of the Purchase Shares; provided, however, the foregoing shall not limit the right of such Investor to rely on the representations and warranties set forth in Section 2 hereof.

(d) Each Investor represents, agrees and acknowledges that it is either (i) outside the United States, (ii) a qualified institutional buyer (as defined in Rule 144A under the Securities Act (“Rule 144A”) (a “QIB”) or (iii) an Accredited Investor within the definition set forth in Rule 5.01(a) under Regulation D of the Securities Act (an “Accredited Investor”) and:

(i) It is outside the United States when it is purchasing the Purchased Shares in accordance with Regulation S under the Securities Act; or

(ii) if it is a QIB or an Accredited Investor and is purchasing Purchased Shares in the United States:

(A) it is acquiring the Purchased Shares for our own account or for the account of a QIB or Accredited Investor and is aware, and each beneficial owner of the Purchased Shares has been advised, that the sale of the Purchased Shares is being made in reliance on an exemption from the registration requirements of the Securities Act;

(B) it acknowledges and agrees that resales of the Purchase Shares may be only made outside the United States in accordance with Rule 903 or 904 of Regulation, pursuant to Rule 144 under the Securities Act (if available), or to a QIB or an Accredited Investor pursuant to another exemption from the registration requirement of the Securities Act (recognizing that Rule 144A may not be available), and that subsequent transfers of the Purchased Shares may not be permitted to be made without certification that such transfer complies with such transfer restrictions; and

(C) if it is acquiring Purchased Shares for the account of one or more QIBs or Accredited Investors, such Investor represents that it has sole investment discretion with respect to each such account and that it has full power to make the foregoing acknowledgments, representations and agreements on behalf of each such account.

(e) Each Investor understands that the foregoing representations, warranties, agreements and acknowledgments are required in connection with the United States and other securities laws, and Genius, the Company and its affiliates and others will rely upon the truth and accuracy of the foregoing acknowledgments, representations and agreements and agree to notify Genius and the Company promptly in writing if any of its representations, warranties, acknowledgments or agreements herein ceases to be accurate and complete.

ARTICLE IV

COVENANTS OF THE COMPANY AND GENIUS

The Company and Genius jointly and severally covenant and agree with the Investors that the Company and Genius will comply with all covenants and provisions of this Article IV, except to the extent the Investors may otherwise consent in writing.

4.01 Use of Proceeds. Genius shall utilize the proceeds of this transaction to finance its projects.

4.02 Non-competition from Key Management. At the Closing, Genius shall use its commercially reasonable efforts to procure each Group Company to obtain a letter of commitment and non-competition from each senior manager (VP-level and above) of each Group Company to (i) devote his or her working time and attention exclusively to the business of the Group Companies and use his or her best efforts to promote the Group Companies’ interests until at least one (1) year after the Qualified IPO unless his/her earlier resignation is approved by the Investors or unless an alternative arrangement is agreed to by the Investors, (ii) not involve him/her self in any business that competes with the Group Companies during the period from the Closing to two (2) years after his/her resignation or departure from the Group Company, and (iii) not hire away or solicit the employees or customers of the Group Companies for the period from the Closing to two (2) years after his/her resignation or departure from the Group Companies.

4.03 Qualified IPO. The Company shall make commercially reasonable best efforts to (and Genius shall make commercially reasonable efforts to cause the Company to) make an underwritten public offering of Ordinary Shares of the Company (and the listing of such Ordinary Shares on a reputable international stock exchange (including without limitation stock exchanges in the United States, Hong Kong and Singapore)) at a per-share public offering price of at least US$2,400 (as adjusted for splits, combinations, and so forth) and with gross proceeds to the Company (before payment of underwriters’ discounts, commissions and offering expenses) in excess of US$300 million (a “Qualified IPO”) within two years after the Closing Date. Genius shall, and shall cause the other shareholders to, take all steps consistent with requirements of law and/or regulations set forth and amended from time to time by the regulatory bodies in the jurisdiction where the Qualified IPO is to take place to minimize lock-up of the Purchased Shares or Series A Shares in the event of a Qualified IPO.

ARTICLE V

COVENANTS OF THE INVESTORS

5.01 Non-competition. (a) So long as TB holds any Purchased Shares or Series A Shares, TB covenants to Genius that it will not hold any equity interest, including but not limited to common or preferred shares, options to purchase common or preferred shares, any bonds or other instruments convertible into or exchangeable for, any equity securities, (i) in a Competitor (as defined below) of any Group Company to which TB’ s aggregate shareholding in such Competitor, calculated on an as-exercised or as-converted basis, exceeds 5% of the outstanding shares or other forms of equity capital of such competitor on a fully diluted basis, or (ii) in a Competitor of any Group Company to which TB has the right to appoint a board director or otherwise to participate in the management of such Competitor. For the purpose of this Section 5.01, “Competitor” means any company that is directly engaged in the business of production, sale and research and development of polycrystalline or mono-crystalline silicon, photovoltaic batteries and related components; provided, however, that the companies set forth in Exhibit E shall not be deemed to be a Competitor for the purposes of this Section 5.0.

(b) So long as Balderton designates a director to the Company’s board of directors pursuant to Article 14(2) of the Restated Articles, it shall not hold any equity interest, including but not limited to common or preferred shares, options to purchase common or preferred shares, any bonds or other instruments convertible into or exchangeable for, any equity securities, (i) in a Competitor of any Group Company to which Balderton’s aggregate shareholding in such Competitor, calculated on an as-exercised or as-converted basis, exceeds 5% of the outstanding shares or other forms of equity capital of such competitor on a fully diluted basis, or (ii) in a Competitor of any Group Company to which Balderton has the right to appoint a board director or otherwise to participate in the management of such Competitor. In the event that Balderton fails to comply with the restrictions in this Section 5.01 (b),, Balderton’s right to designate a director to the Company’s board of directors pursuant to Article 14(2) of the Restated Articles shall terminate and Balderton shall not be subject to any other liability to the Company or other shareholders of the Company.

ARTICLE VI

CONDITIONS TO OBLIGATIONS OF THE INVESTORS

The obligation of the Investors to consummate the Closing as contemplated by this Agreement is subject to the fulfillment, at or before the Closing, of each of the following conditions (all or any of which may be waived in whole or in part by the Investors in their sole discretion):

6.01 Representations and Warranties. The representations and warranties made by the Company and Genius in this Agreement as qualified by the Disclosure Schedule, taken as a whole, shall be true and correct in all material respects on and as at the Closing Date as though made on and as at the Closing Date (or, in the case of representations and warranties made as at a specified date earlier than the Closing Date, on and as at such earlier date).

6.02 Execution of other Transaction Documents. Genius, the Company and/or the other relevant party shall have duly executed the other Transaction Agreements and the Management Rights Letters to the satisfaction of the Investors.

6.03 Performance of Obligations. Genius, the Company and/or the other relevant party shall have performed and complied in all material respects with all agreements, obligations and conditions contained in the Transaction Agreements that are required to be performed or complied with by them on or before the Closing.

6.04 Approvals and Consents. All corporate and regulatory approvals and consents and other proceedings in connection with the transactions contemplated in the Transaction Agreements hereby and thereby and all documents and instruments incidental to such transactions shall have been completed or obtained in substance and form reasonably satisfactory to each Investor, and each Investor shall have received all such counterpart originals or certified or other copies of such documents as it may reasonably request.

6.05 Compliance Certificate. The Company shall have delivered to the Investors certificates in form and substance reasonably satisfactory to each Investor, dated the Closing Date, signed by a director of the Company certifying that the conditions specified in this Sections 6 have been fulfilled and stating that there has been no Material Adverse Effect.

6.06 Legal Opinions. Legal opinions dated as at the Closing Date and addressed to the Investors by the Cayman Islands counsel and PRC counsel in form and substance reasonably satisfactory to each Investor shall have been delivered to the Investors.

ARTICLE VII

CONDITIONS TO OBLIGATIONS OF THE COMPANY

The obligation of the Company to consummate the Closing as contemplated by this Agreement is subject to the fulfillment, at or before the Closing, of each of the following conditions (all or any of which may be waived in whole or in part by the Company in its sole discretion):

7.01 Representations and Warranties. The representations and warranties made by the Investors in this Agreement, taken as a whole, shall be true and correct in all material respects on and as at the Closing Date as though made on and as at the Closing Date (or, in the case of representations and warranties made as at a specified date earlier than the Closing Date, on and as at such earlier date).

7.02 Execution of other Transaction Documents. The Investors shall have duly executed the other Transaction Agreements to the satisfaction of the Company.

ARTICLE VIII

SURVIVAL; NO OTHER REPRESENTATIONS

8.01 Survival of Representations and Warranties. The representations and warranties made by the Company and Genius in or pursuant to this Agreement shall survive until the earlier of (i) August 31, 2008 or (ii) the occurrence of a Qualified IPO (the “Warranty Survival Period”). The covenants contained in Article IV and agreements made by the Company and Genius in or pursuant to this Agreement will survive until the earlier of (i) three years and thirty days after the Closing or (ii) the occurrence of a Qualified IPO (the “Covenant Survival Period”). No claims for any Loss or otherwise based on any breach of any representation or warranty or non-fulfillment of or failure to perform any covenant or agreement on the part of the Company or Genius made in or pursuant to this Agreement shall be made after the expiration of the Warranty Survival Period or the Covenant Survival Period, respectively.

8.02 No Other Representations. Notwithstanding anything to the contrary contained in this Agreement, it is the explicit intent of each party hereto that the Company and Genius are making no representation or warranty whatsoever, express or implied, at law or in equity, whether under contract, tort or other applicable law, in respect of the Business, the Group Companies, or any of their respective Assets and Properties, Liabilities or operations, except those representations and warranties contained in Article II. In addition, the Company and Genius makes no representation or warranty to the Investors with respect to any financial projection or forecast relating to the Business or condition of the Group Companies provided by or on behalf of the Company to the Investors or their Affiliates or Representatives.

8.03 Indemnification. The Company and Genius shall jointly and severally indemnify, defend and hold harmless the Investors and their Affiliates, and each director, officer, employee or agent of any Investor or its Affiliates, from and against any and all Losses arising out of, relating to, connected with or incidental to: (i) any breach of any representation or warranty made by the Company or Genius in this Agreement, for which the Investor has made a claim during the Claim Period, or (ii) any failure by the Company or Genius to comply with any covenant or agreement contained in this Agreement (each of item (i) and (ii) is referred to as a “Breach”), provided that the Investors shall have given the Company and/or Genius a written notice with respect to a Breach (a “Breach Notice”) setting forth in reasonable detail the specific facts and circumstances pertaining thereto, in any event prior to the end of the Warranty Survival Period or the Covenant Survival Period, as applicable, and requesting the Company and/or Genius to cure or rectify such Default within 30 Business Days (“Cure Period”) from the date of such written notice, and the Company and Genius have failed to cure or rectify the Default within the Cure Period.

8.04 No Personal Liability. No Person who was or is an officer, director or stockholder of Genius or any Group Company or any of their respective Affiliates shall have any liability to make any payment in respect of any Breach.

8.05 No Consequential Damages. Notwithstanding anything herein to the contrary, no party shall be liable under this Agreement or with respect to the transactions contemplated hereby for any consequential, exemplary, punitive, special, indirect or incidental damages, or any multiple of damages or diminution of value, including, without limitation, loss of profits or revenue.

8.06 Limitation of Liability. No recourse shall be had for any claim based on or otherwise in respect of this Agreement or the transactions contemplated hereby against any Person other than the parties hereto.

ARTICLE IX

TERMINATION

9.01 TERMINATION. If the Closing has not occurred on or prior to September 30, 2007, the Investors shall have the right to terminate this Agreement by written notice to the Company and Genius. Such termination under this Section 9.01 shall be without prejudice to any claims for damages or other remedies that the parties may have under this Agreement or applicable law.

ARTICLE X

DEFINITIONS

10.01 Definitions. (a) Defined Terms. As used in this Agreement, the following defined terms have the meanings indicated below:

“2008 Profit Target” has the meaning ascribed to it in Section 1.04(a).

“Actions” means any action, sanction, suit, proceeding, claim, arbitration or Governmental or Regulatory Authority investigation.

“Adjusted Investor Shareholding Percentage” has the meaning ascribed to it in Section 1.04(b).

“Affiliate” means any Person (which is not a partnership) that directly, or indirectly through one or more intermediaries, controls or is controlled by or is under common control with the Person specified, and where that Person is a partnership, means another partner in that partnership or a linked, related or successor partnership or fund, or any other funds managed by such partnership. For purposes of this definition, (i) control of a Person means the power, direct or indirect, to direct or cause the direction of the management and policies of such Person whether by Contract or otherwise and, in any event and without limitation of the previous sentence, any Person owning fifty percent (50%) or more of the outstanding shares or other ownership interests having ordinary voting power to elect directors or the equivalent of that Person; (ii) in the case of any Investor that is an investment fund or account (or a subsidiary of any such investment fund or account), the term “Affiliate” shall include any other investment fund or account (or a subsidiary of any such investment fund or account) managed by the manager of such Investor (or, if such Investor is a subsidiary of an investment fund or account, the investment fund or account of which such Investor is a subsidiary) and any Person who succeeds such manager as the manager of such investment fund or account, as applicable; and (iii) in relation to an Investor, the term “Affiliate” shall include any custodian or nominee for, or company owned or controlled by, the Investor or any investment fund, collective investment scheme or unit trust or other investment vehicle (howsoever structured) (together a “fund”) in respect of which the Investor (or its manager) or any of its related entities is manager, adviser, administrator or owner, and any person, who is or proposes to become manager, adviser or administrator of such fund or any related, linked or successor fund.

“Agreement” means this Share Purchase Agreement and the schedules and exhibits attached hereto.

“Assets and Properties” of any Person means all assets and properties of every kind, nature, character and description (whether real, personal or mixed, whether tangible or intangible, and wherever situated), including the goodwill related thereto, operated, owned or leased by such Person.

“Associate” means with respect to any person, (1) a corporation or organization (other than the Group Companies) of which such person is an officer or partner or is, directly or indirectly, the beneficial owner of 10 percent or more of any class of equity securities, (2) any trust or other estate in which such person has a substantial beneficial interest or as to which such person serves as trustee or in a similar capacity, and (3) any relative or spouse of such person, or any relative of such spouse, who has the same home as such person.

“Audited Consolidated Net Profit” means the audited consolidated net profit of the Group Companies during the fiscal year ending December 31, 2008 shown on the audited consolidated financial statements of the Company prepared in accordance with US GAAP by a “Big 4” accounting firm, calculated as gross profit less operating expenses and associated costs and taxes. For the avoidance of doubt, any non-operating profit or gain obtained through or as the result of mergers or acquisitions or any extraordinary or non-recurring profit or gain shall not be counted toward the Audited Consolidated Net Profit.

“Auditors” means the auditors of the Company, which shall be a “Big 4” accounting firm;

“AST HK” means Asia Silicon Technology Holdings Ltd.

“Breach” has the meaning ascribed to it in Section 8.03.

“Breach Notice” has the meaning ascribed to it in Section 8.03.

“Business” means the business of production, sale and research and development of polycrystalline or mono-crystalline silicon, photovoltaic batteries and related components conducted directly or indirectly through the Subsidiaries.

“Business Day” means any day (excluding Saturdays, Sundays and public holidays in Hong Kong) on which banks generally are open for business in Hong Kong.

“Claim Period” has the meaning ascribed to it in Section 8.01.

“Closing” has the meaning ascribed to it in Section 1.03(a).

“Closing Date” means the date of the Closing.

“Company” means Asia Silicon Technology Holdings Inc.

“Confidential Information” means (a) any information concerning the organization, business, technology, trade secrets, know-how, finance, transactions or affairs of any party hereto or any party’s Representatives (whether conveyed in written, oral or in any other form and whether such information has been furnished before, on or after the date of this Agreement), (b) any information or materials prepared by a party or its Representatives that contains or otherwise reflects, or is generated from, Confidential Information and (c) the Transaction Agreements, the transactions contemplated hereby and thereby, the terms and conditions hereof and thereof or any discussions, correspondence or other communications among the parties or their respective Representatives relating to the Transaction Agreements or any of the transactions contemplated hereunder and thereunder.

“Constitutional Documents” has the meaning ascribed to it in Section 2.12.

“Covenant Survival Period” has the meaning ascribed to it in Section 8.01.

“Cure Period” has the meaning ascribed to it in Section 8.03.

“Disclosing Party” has the meaning ascribed to it in Section 11.04.

“Disclosure Schedule” means the disclosure schedule attached hereto as Exhibit D.

“Financial Statements” has the meaning ascribed to it in Section 2.05.

“Governmental or Regulatory Authority” means any applicable court, tribunal, arbitrator, authority, agency, commission, official or other instrumentality of any jurisdiction in which a Person conducts business or operations.

“Group Company Contracts” has the meaning ascribed to it in Section 2.12.

“HKIAC” means Hong Kong International Arbitration Center.

“Indebtedness” of any Person means all obligations of such Person (i) for borrowed money, (ii) evidenced by notes, bonds, debentures or similar instruments, (iii) under capital leases, and (iv) in the nature of guarantees of the obligations described in items (i) through (iii) above of any other Person.

“Initial Investor Shareholding Percentage” has the meaning ascribed to it in Section 1.03(a).

“Intellectual Property” means all intellectual property, including, without limitation, patents, trademarks, trade names, copyrights, proprietary information and rights, service marks, domain names, mask works, trade secrets, know-how, business processes, all computer software including the codes, inventions, information, processes, formulas, applications, design, drawings, technical data and all pending applications for and registrations of patents, entity models, trademarks, service marks, copyrights and internet domain names and sub-domains, and all documentation related to any of the foregoing.

“Investor” and “Investors” has the meaning ascribed thereto in the preambles of this Agreement.

“Investors’ Manager” has the meaning ascribed to it in Section 11.17.

“JZPID” means Jiangsu Zhongneng Photovoltaic Industry Development Co, Ltd ( ).

“Knowledge of Genius and the Company” means the actual knowledge of officers, directors and other employees of Genius or the Company, or the knowledge of officers, directors and other employees of Genius or the Company which would have been present given such individual’s office or capacity and given industry standards or given due and diligent inquiries by such individual.

“Laws” means, with respect to a Person, all laws, statutes, rules, regulations, ordinances and other pronouncements having the effect of law of any jurisdiction in which such Person conducts business or operations.

“Liabilities” means all Indebtedness, obligations and other liabilities of a Person (whether absolute, accrued, contingent, fixed or otherwise, or whether due or to become due).

“Licenses” means all licenses, permits, certificates of authority, authorizations, approvals, registrations, franchises and similar consents granted or issued by any Governmental or Regulatory Authority.

“Liens” means any mortgage, pledge, assessment, security interest, lease, lien, levy, charge or other encumbrance of any kind, or any conditional sale contract, title retention contract or other contract to give any of the foregoing.

“Lockup Period” means the lockup period of the Company’s securities held by the Investors as required by the managing underwriters of the initial public offering of the securities of the Company.

“Loss” means all losses, liabilities, damages, deficiencies, suits, debts, obligations, interest, penalties, expenses, judgments or settlements of any nature or kind, including all costs and expenses related thereto, including without limitation reasonable attorneys’ fees and disbursements, court costs, amounts paid in settlement and expenses of investigation, whether at law or in equity, whether known or unknown, foreseen or unforeseen, of any kind or nature.

“Management Rights Letter” has the meaning ascribed to it in Section 1.03(b).

“Material Adverse Effect” means any change, event or effect (“Effect”) that individually or in the aggregate, is or has been, or would reasonably be expected to be materially adverse to the general affairs, business, operations, assets, condition (financial or otherwise), prospects, or results of operations of any Group Company; provided however, that in no event shall any of the following be deemed, either alone or in combination, to constitute, nor shall any of the following be taken into account in determining whether there has been, a Material Adverse Effect: (i) any Effect that results from changes in general economic, industry or securities market conditions, or as a result of war or an act of terrorism, (ii) any Effect that results from or relating to compliance with the terms of this Agreement, or actions taken, or failed to be taken at the request of the Investors, (iii) any issue or condition which the Company may reasonably demonstrate was known to the Investor prior to the date of this Agreement or has been disclosed in the Disclosure Schedule, or (iv) any change in US GAAP or PRC GAAP.

“Nominating Investor” has the meaning ascribed to it in Article III.

“Order” means any writ, judgment, decree, injunction or similar order of any Governmental or Regulatory Authority (in each such case whether preliminary or final).

“Ordinary Shares” means the ordinary shares of the Company, par value US$0.01 per share.

“Person” means any natural person, corporation, limited liability company, general partnership, limited partnership, proprietorship, other business organization, trust, union, association or Governmental or Regulatory Authority.

“PRC” means the People’s Republic of China, excluding the special administrative regions of Hong Kong and Macau, and the Islands of Taiwan.

“PRC GAAP” means the generally accepted accounting principles in PRC, as amended from time to time.

“Purchase Price” has the meaning ascribed to it in Section 1.01.

“Purchased Shares” has the meaning ascribed to it in Section 1.01.

“Qualified IPO” has the meaning ascribed to it in Section 4.04.

“Receiving Party” has the meaning ascribed to it in Section 11.04.

“Regulation S” has the meaning ascribed to it in Section 2.22.

“Representatives” means, with respect to any Person, such Person’s counsel, accountants, financial advisors, consultants and other representatives.

“Restated Articles” has the meaning ascribed to it in Section 1.02(a).

“RMB” means Renminbi, the lawful currency of the PRC.

“Schedule of Shareholders” means the schedule of shareholders of the Company immediately upon completion of the transaction contemplated hereunder and attached hereto as Exhibit A-2.

“Series A Shares” means the series A convertible preferred shares of the Company, par value US$0.01 per share.

“Series A Issue Price” has the meaning ascribed to it in Section 1.02(b).

“Share Option Plan” has the meaning ascribed to it in Section 2.02(b).

“Subsidiary” means any Person in which the Company, directly or indirectly, beneficially owns more than fifty percent (50%) of either the equity interests in, or the voting control of, such Person.

“TB Ordinary Shares” means certain Ordinary Shares held by TB which were issued to TB in exchange for TB’s surrender of certain ordinary shares of Genius that were purchased by TB pursuant to that certain share purchase agreement entered into by and between Mandra and TB on August 8, 2007.

“Transaction Agreements” means this Agreement, the Investors’ Rights Agreement, the Preferred Share Rights Agreement and the Restated Memorandum and Articles of Association of the Company.

“U.S. Dollars” or “US$” means the lawful currency of the United States of America.

“US GAAP” means the generally accepted accounting principles in the United States, as amended from time to time.

“Warranty Survival Period” has the meaning ascribed to it in Section 8.01.

(b) Construction of Certain Terms and Phrases. Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender; (ii) words using the singular or plural number also include the plural or singular number, respectively; (iii) the terms “hereof,” “herein,” “hereby” and derivative or similar words refer to this entire Agreement; (iv) the terms “Article” or “Section” refer to the specified Article or Section of this Agreement; and (v) the phrase “ordinary course of business” refers to the business of the Group Companies consistent with past custom and practice. Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. All accounting terms used herein and not expressly defined herein shall have the meanings given to them under PRC GAAP. Any representation or warranty contained herein as to the enforceability of a Contract (including this Agreement) shall be subject to the effect of any bankruptcy, insolvency, reorganization, moratorium or other similar Law affecting the enforcement of creditors’ rights generally and to general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

ARTICLE XI

MISCELLANEOUS

11.01 Notices. All notices, requests and other communications hereunder must be in writing and will be deemed to have been duly given only if delivered personally or by facsimile transmission or mailed (certified mail, receipt requested and postage prepaid) to the parties at the following addresses or facsimile numbers:

If to TB, to:

TB Silicon Ltd.

C/O Trust Bridge Partners LLP

Unit 2701B, AZIA Center, 1233 Lujiazui Ring Road

Shanghai, 200120 China

Facsimile No.: (86) 21 5876 7238

Attn: Shujin Li / Donglei Zhou

If to Balderton, to:

Benchmark Europe III, L.P.

C/O Balderton Capital Management (UK) LLP

20 Balderton Street, London WIK 6TL

Facsimile No.: +44 (0) 207 016 6810

Attn: Jerome Misso/John Mesrie

If to the Company, to:

Asia Silicon Technology Holdings Inc.

36th Floor, Two Exchange Square

Central, Hong Kong

Facsimile No.: 852 2526 7638

Attn: Richard Li / David Fung

If to Genius, to:

Happy Genius Holdings Limited

C/O Mandra Materials Limited

10th Floor, Fung House,

19-20 Connaught Road Central,

Central, Hong Kong

Facsimile No.: 852 3113 8252

Attn: Song-yi Zhang

All such notices, requests and other communications will (a) if delivered personally to the address as provided in this Section, be deemed given upon delivery, (b) if delivered by facsimile transmission to the facsimile number as provided in this Section, be deemed given upon receipt of confirmation of error-free transmission, and (c) if delivered by mail in the manner described above to the address as provided in this Section, be deemed given seven (7) days after delivery (in each case regardless of whether such notice, request or other communication is received by any other Person to whom a copy of such notice, request or other communication is to be delivered pursuant to this Section). Any party from time to time may change its address, facsimile number or other information for the purpose of notices to that party by giving seven (7) days prior notice specifying such change to the other party hereto.

11.02 Entire Agreement. This Agreement and the other Transaction Agreements (including the schedules and exhibits attached hereto and thereto, which are hereby expressly incorporated herein by this reference) constitute the entire agreement between the parties hereto with respect to the subject matter hereof and thereof; provided, however, that nothing in this Agreement or other Transaction Agreements shall be deemed to terminate or supersede the provisions of (i) that certain anti-dilution, co-sale and put option agreement, and that certain share charge, both entered into by and between Mandra and TB on August 8, 2007, and that certain side letter by and among Genius, Mandra, the Company and TB on August 21, 2007, and (ii) any confidentiality and nondisclosure agreements executed by the parties hereto prior to the date hereof, which agreements shall continue in full force and effect until terminated in accordance with their respective terms.

11.03 Expenses. Except as otherwise expressly provided in this Agreement, whether or not the transactions contemplated under the Transaction Agreements are consummated, each party will pay its own costs and expenses (including legal and other consultant fees) incurred in connection with the negotiation, execution and closing of this Agreement and the other Transaction Agreements and the transactions contemplated hereby and thereby.

11.04 Confidentiality. Each party (“Receiving Party”) who has received Confidential Information from another party (such other Party, the “Disclosing Party”) undertakes that neither it or any of its Representatives nor any Representative of any of its Affiliates shall reveal to any other Person such Confidential Information without the prior written consent of the Disclosing Party, provided that, such undertaking shall not apply to:

(a) disclosures of Confidential Information that is or has become generally available to the public other than as a result of disclosure by or at the direction of the Receiving Party or the Receiving Party’s Representatives or the Representatives of any Affiliate of the Receiving Party in violation of this Agreement;

(b) disclosures of Confidential Information to the extent necessary or as required under any applicable Law or the rules of any stock exchange or in connection with any judicial process regarding any legal action, suit or proceeding arising out of or relating to this Agreement or the transactions contemplated hereunder, after giving prior written notice to the Disclosing Party to the extent practicable under the circumstances, and subject to the Receiving Party having undertaken any reasonably available arrangements to protect confidentiality (for example, seeking a protective order in relation to such Confidential Information);

(c) disclosures of Confidential Information by the Company to any potential investor in the Company on a need-to-know basis, where such potential investor are under appropriate nondisclosure obligations, Without limiting the generality of the foregoing, the

Investors shall be entitled to disclose any information related to their investment into the Group Companies for the purposes of fund raising or inter-fund reporting or to their fund manager, other funds managed by their fund manager and their respective auditors, counsel, directors, officers, employees, shareholders or investors. Notwithstanding anything to the contrary as contained herein, the obligations under this Section 11.04 shall survive for two years following the termination of this Agreement.

11.05 Public Announcements. Genius or the Investors shall not issue or make any reports, statements or releases to the public with respect to this Agreement or the transactions contemplated hereby without the consent of the other, which consent shall not be unreasonably withheld or delayed. Genius and the Investors shall also obtain, from each other, the prior approval of any press release to be issued immediately following any Closing announcing the consummation of the transactions contemplated by this Agreement.

11.06 Waiver. Any term or condition of this Agreement may be waived at any time by the party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the party waiving such term or condition. No waiver by any party of any term or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion. All remedies, either under this Agreement or by Law or otherwise afforded, will be cumulative and not alternative. Any wavier effected in accordance hereto shall be binding upon all of the parties hereto, and their respective assigns.

11.07 Amendment. This Agreement may be amended, supplemented or modified only by a written instrument duly executed by or on behalf of each party hereto. Any amendment effected in accordance hereto shall be binding upon all of the parties hereto, and their respective assigns.

11.08 Delays or Omissions. No delay or omission in exercising any right, power or remedy accruing to any party hereto, upon any breach or default of any party hereto under this Agreement, shall impair any such right, power or remedy of such party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of any similar breach of default thereafter occurring; nor shall it be construed to be a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party hereto of any breach of default under this Agreement, or any waiver on the part of any party hereto of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement, or by law or otherwise afforded to the parties hereto shall be cumulative and not alternative.

11.09 No Third Party Beneficiary. The terms and provisions of this Agreement are intended solely for the benefit of each party hereto and their respective successors or permitted assigns, and it is not the intention of the parties to confer third party beneficiary rights upon any other Person.

11.10 No Assignment; Binding Effect. Neither this Agreement nor any right, interest or obligation hereunder may be assigned by any party hereto without the prior written consent of the other party and any attempt to do so will be void. Subject to the preceding sentence, this Agreement is binding upon, inures to the benefit of and is enforceable by the parties hereto and their respective successors and permitted assigns.

11.11 Further Assurances. Each party shall from time to time and at all times hereafter make, do, execute, or cause or procure to be made, done and executed such further acts, deeds conveyances, consents and assurances without further consideration, which may reasonably be required to effect the transactions contemplated by this Agreement.

11.12 Finder’s Fee. Each party represents and warrants to the other party hereto that it has retained no finder or broker in connection with the transactions contemplated by this Agreement and hereby agrees to indemnify and to hold harmless the other parties hereto from and against any liability for any commission, compensation, brokerage, placement or other fees in the nature of a finder’s fee of any broker or other person or firm (arid the costs and expenses of defending against such liability or asserted liability) for which the indemnifying party or any of its employees or representatives are responsible.

11.13 Headings. The headings used in this Agreement have been inserted for convenience of reference only and do not define or limit the provisions hereof.

11.14. Governing Law; Arbitration. (a) This Agreement shall be governed by and construed in accordance with the laws of Hong Kong.

(b) Any controversy or claim arising out of or relating to this Agreement, or any breach of this Agreement, shall be initiated, maintained and finally determined by binding arbitration under the auspices of the Hong Kong International Arbitration Center (the “HKIAC”) and the site of the arbitration shall be in Hong Kong. The arbitral tribunal shall be appointed within 30 days of the notice of dispute, and shall consist of three arbitrators, each opposing party to a dispute shall be entitled to appoint one arbitrator and the third shall be jointly appointed by the disputing parties or, failing such agreement within such 30-day period, the HKIAC shall appoint the third arbitrator.

(c) The arbitration proceeding shall be conducted in English. The arbitration tribunal shall apply the UNCITRAL Arbitration Rules as administered by the HKIAC at the time of the arbitration.

(d) The award of the arbitration tribunal shall be final and binding upon the disputing parties, and the prevailing party may apply to a court of competent jurisdiction for enforcement of such award.

(e) Any party shall be entitled to seek preliminary injunctive relief from any court of competent jurisdiction pending the constitution of the arbitral tribunal.

11.15 Severability. If any provision of this Agreement is found to be invalid or unenforceable, then such provision shall be construed, to the extent feasible, so as to render the provision enforceable and to provide for the consummation of the transactions contemplated hereby on substantially the same terms as originally set forth herein, and if no feasible interpretation would save such provision, it shall be severed from the remainder of this Agreement, which shall remain in full force and effect unless the severed provision is essential to the rights or benefits intended by the parties. In such event, the parties shall use best efforts to negotiate, in good faith, a substitute, valid and enforceable provision or agreement that most nearly effects the parties’ intent in entering into this Agreement.

11.16 Counter parts. This Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

11.17 Investors’ Rights. Any rights of the Investors under this Agreement may, without prejudice to the rights of the Investors to exercise any such rights, be exercised by any fund manager of the Investors or their nominees (“Investors’ Manager”), unless the Investors have (i) given notice to the other party that any such rights cannot be exercised by a Investors’ Manager; and (ii) not given notice to the other party that such notice which is given under this Section 11.17 has been revoked.

[Signatures follow on the next page.]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by or on behalf of each party hereto on the date first above written.

Asia Silicon Technology Holdings Inc.

Happy Genius Holdings Limited

[Signature Page to the Share Purchase Agreement]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by or on behalf of each party hereto on the date first above written.

TB Silicon Ltd.

[Signature Page to the Share Purchase Agreement]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by or on behalf of each party hereto on title date first above written.

BENCHMARK EUROPE III, L.P.
(as nominee for Benchmark Europe III, L.P,
Benchmark Europe Founders’ Fund III, L.P. and related individuals) acting by its manager Balderton Capital
Management (UK) LLP

By:
Name:
Member

[Signature Page to the Share Purchase Agreement]

Exhibit A-1 SCHEDULE OF INVESTORS

Investors	Number of Ordinary Shares Purchased	Purchase Price for Ordinary Shares
TB Silicon Limited	4,167	US$	5,000,000
Benchmark Europe III, L.P. (as nominee for Benchmark Europe III, L.P., Benchmark Europe Founders’ Fund III L.P. and related individuals, acting by its manager Balderton Capital Management (UK) LLP)	12,500	US$	15,000,000

TOTAL	16,667	US$	20,000,000

Exhibit A-2: SCHEDULE OF SHAREHOLDERS—POST-CLOSING

Name of Shareholders	No. of Ordinary Shares Owned	No. of Series A Shares Owned	Ownership Percentage
Happy Genius Holdings Limited	752,742	—	75.6075%
Mandra Materials Limited	154,972	—	15.4972%
TB Silicon Limited	47,619	4,167	5.1786%
Benchmark Europe III, L.P. (as nominee for Benchmark Europe III, L.P., Benchmark Europe Founders’ Fund III L.P. and related individuals, acting by its manager Balderton Capital Management (UK) LLP)	—	12,500	1.25%
Positive Rise Group Limited	8,333	—	0.5%
Amplewood Resources Limited	6,000	—	0.6%
Well Beauty International Limited	4,000	—	0.4%
Thornton Asset Management Service Center Limited	3,333	—	0.3333%
CHANG Tsong-Zung	1,667	—	0.1667%
LIN Frank	1,667		0.1667%
Charm Mind International Ltd.	3,000	—	0.3%
Sub-Total	983,333	16,667
Total	1,000,000		100%

Exhibit B: Form of Restated Articles

Exhibit C: Form of Management Rights Letter

Asia Silicon Technology Holdings, Inc.

36th Floor, Two Exchange Square

Central, Hong Kong

August 29, 2007

Benchmark Europe III, L.P.

20 Balderton Street

London W1K 6TL

United Kingdom

Attn: Jerome Misso/John Mesrie

Re:	Management Rights

Ladies and Gentlemen:

This letter will confirm our agreement that pursuant to and effective as at the purchase of Ordinary Shares of Asia Silicon Technology Holdings, Inc., a Cayman Islands company (the “Company”), by Benchmark Europe III, L.P., as nominee for Benchmark Europe III, L.P., Benchmark Europe Founders’ Fund III, L.P. and related individuals and its related funds (collectively, the “Investor”) under that certain share purchase agreement dated August 29, 2007 (the “Share Purchase Agreement”), the Investor shall be entitled to the following contractual management rights, in addition to any rights to non-public financial information, inspection rights, and other rights specifically provided to the Investor under the Transaction Documents or provided to all investors in the current financing:

1. The Investor shall be entitled to consult with and advise the management of the Company on significant business issues, including management’s proposed annual operating plans, and management will meet with the Investor at any time during regular working hours during each year at the Company’s facilities at mutually agreeable times for such consultation and advice and to review progress in achieving said plans on reasonable prior notice to the Company.

2. The Investor may examine the books and records of the Company and inspect its facilities and may request information at reasonable times and intervals concerning the general status of the Company’s financial condition and operations, provided that access to highly confidential proprietary information and facilities need not be provided.

3. If the Investor is not represented on the Company’s Board, the Company shall invite a representative of such Investor to attend all meetings of its Board, in a non-voting observer capacity and, in this respect, shall give such representative copies of all notices, minutes, consents and other’ material that the Company provides to its directors, except that the representative may be excluded from access to any material or meeting or portion thereof if the Company believes, upon advice of counsel, that such exclusion is reasonably necessary to preserve the attorney-client privilege, to protect highly confidential proprietary information, or for other similar reasons. Upon reasonable notice and at a scheduled meeting of the Board or such other time, if any, as the Board may determine in its sole discretion, such representative may address the Board with respect to the Investor’s concerns regarding significant business issues facing the Company.

4. The Investor agrees to use the same degree of care as the Investor uses to protect its own confidential information to keep confidential any information furnished to it by the Company pursuant to the provisions set forth in this letter which the Company identifies as being proprietary or confidential except such information that (i) was in the public domain prior to the time it was furnished to the Investor, (ii) is or becomes (through no willful improper action or inaction by the Investor) generally available to the public, (iii) was in its possession or known by the Investor without restriction prior to receipt from the Company, (iv) was rightfully disclosed to the Investor by a third party without restriction or (v) was independently developed without any use of the Company’s confidential information. Notwithstanding the foregoing, the Investor may disclose such proprietary or confidential information to any current or prospective partner, limited partner, general partner or management company of the Investor (or any employee or representative of any of the foregoing) (each of the foregoing persons, a “Permitted Disclosee”) or legal counsel, accountants or representatives for the Investor or a Permitted Disclosee. Notwithstanding the foregoing, nothing contained herein shall prevent the Investor or any Permitted Disclosee from (i) entering into any business, entering into any agreement with a third party or investigating in or engaging in investment discussions with any other company (whether or not competitive with the Company), provided that the Investor or Permitted Disclosee does not, except as permitted in accordance with this paragraph, disclose any confidential information of the Company in connection with such activities, or (ii) making any disclosures required by law, rule, regulation or court or other governmental order, provided that the Company is given reasonable advance notice of such required disclosure, to the extent reasonably practicable, so that it can take steps to mitigate such disclosure.

The rights described herein shall terminate and be of no further force or effect upon (a) the consummation of the sale of the Company’s securities pursuant to a registration statement filed by the Company under the Securities Act of 1933, as amended, in connection with a firm-commitment underwritten offering of its securities to the public or (b) the consummation of a merger or consolidation of the Company that is effected (i) for independent business reasons unrelated to extinguishing such rights and (ii) for purposes other than (A) the reincorporation of the Company in a different jurisdiction or (B) the formation of a holding company that will be owned exclusively by the Company’s shareholders and will hold all of the outstanding shares of capital stock of the Company’s successor. The confidentiality provisions hereof will survive any such termination for two years.

Capitalized terms not otherwise defined herein shall have the same meanings as given in the Share Purchase Agreement.

Very truly yours,

ASIA SILICON TECHNOLOGY HOLDINGS, INC.

By:

Title:

AGREED AND ACCEPTED:

BENCHMARK EUROPE III, L.P. as nominee for Benchmark Europe III, L.P. Benchmark Europe Founders’ Fund III, L.P, and related individuals

By:	BALDERTON CAPITAL MANAGEMENT (UK) LLP its manager

By:
Member

Asia Silicon Technology Holdings, Inc.

36th Floor, Two Exchange Square

Central, Hong Kong

August 29, 2007

TB Silicon Ltd.

C/O Trust Bridge Partners LLP

Unit 2701B, AZIA Center, 1233 Lujiazui Ring Road

Shanghai, 200120 China

Attn: Shujin Li / Donglei Zhou

Re:	Management Rights

Ladies and Gentlemen:

This letter will confirm our agreement that pursuant to and effective as at the purchase of Ordinary Shares of Asia Silicon Technology Holdings, Inc., a Cayman Islands company (the “Company”), by TB Silicon Ltd. (the “Investor”) under that certain share purchase agreement dated August 29, 2007 (the “Share Purchase Agreement”), the Investor shall be entitled to the following contractual management rights, in addition to any rights to non-public financial information, inspection rights, and other rights specifically provided to the Investor under the Transaction Documents or provided to all investors in the current financing:

1. The Investor shall be entitled to consult with and advise the management of the Company on significant business issues, including management’s proposed annual operating plans, and management will meet with the Investor at any time during regular working hours during each year at the Company’s facilities at mutually agreeable times for such consultation and advice and to review progress in achieving said plans on reasonable prior notice to the Company.

2. The Investor may examine the books and records of the Company and inspect its facilities and may request information at reasonable times and intervals concerning the general status of the Company’s financial condition and operations, provided that access to highly confidential proprietary information and facilities need not be provided.

3. If the Investor is not represented on the Company’s Board, the Company shall invite a representative of such Investor to attend all meetings of its Board, in a nonvoting observer capacity and, in this respect, shall give such representative copies of all notices, minutes, consents and other material that the Company provides to its directors, except that the representative may be excluded from access to any material or meeting or portion thereof if the Company believes, upon advice of counsel, that such exclusion is reasonably necessary to preserve the attorney-client privilege, to protect highly confidential proprietary information, or for other similar reasons. Upon reasonable notice and at a scheduled meeting of the Board or such other time, if any, as the Board may determine in its sole discretion, such representative may address the Board with respect to the Investor’s concerns regarding significant business issues facing the Company.

4. The Investor agrees to use the same degree of care as the Investor uses to protect its own confidential information to keep confidential any information furnished to it by the Company pursuant to the provisions set forth in this letter which the Company identifies as being proprietary or confidential except such information that (i) was in the public domain prior to the time it was furnished to the Investor, (ii) is or becomes (through no willful improper action or inaction by the Investor) generally available to the public, (iii) was in its possession or known by the Investor without restriction prior to receipt from the Company, (iv) was rightfully disclosed to the Investor by a third party without restriction or (v) was independently developed without any use of the Company’s confidential information. Notwithstanding the foregoing, the Investor may disclose such proprietary or confidential information to any current or prospective partner, limited partner, general partner or management company of the Investor (or any employee or representative of any of the foregoing) (each of the foregoing persons, a “Permitted Disclosee”) or legal counsel, accountants or representatives for the Investor or a Permitted Disclosee. Notwithstanding the foregoing, nothing contained herein shall prevent the Investor or any Permitted Disclosee from (i) entering into any business, entering into any agreement with a third party or investigating in or engaging in investment discussions with any other company (which is not competitive with the Company), provided that the Investor or Permitted Disclosee does not, except as permitted in accordance with this paragraph, disclose any confidential information of the Company in connection with such activities, or (ii) making any disclosures required by law, rule, regulation or court or other governmental order, provided that the Company is given reasonable advance notice of such required disclosure, to the extent reasonably practicable, so that it can take steps to mitigate such disclosure.

The rights described herein shall terminate and be of no further force or effect upon (a) the consummation of the sale of the Company’s securities pursuant to a registration statement filed by the Company under the Securities Act of 1933, as amended, in connection with a firm-commitment underwritten offering of its securities to the public or (b) the consummation of a merger or consolidation of the Company that is effected (i) for independent business reasons unrelated to extinguishing such rights and (ii) for purposes other than (A) the reincorporation of the Company in a different jurisdiction or (B) the formation of a holding company that will be owned exclusively by the Company’s shareholders and will hold all of the outstanding shares of capital stock of the Company’s successor. The confidentiality provisions hereof will survive any such termination for two years.

Capitalized terms not otherwise defined herein shall have the same meanings as given in the Share Purchase Agreement.

Very truly yours,

ASIA SILICON TECHNOLOGY HOLDINGS, INC.

By:

Title:

AGREED AND ACCEPTED:

TB Silicon Ltd.

By:
Name:
Title:

Exhibit D: DISCLOSURE SCHEDULE

Exhibit E: LIST OF EXCLUDED COMPETITORS OF THE GROUP COMPANIES